STRUCTURED INVESTMENTS Market - Linked Notes Market - Linked Notes provide investors the opportunity to express a moderately bullish view on one or more underlying assets by offering upside participation and full return of principal when the notes are held to maturity. Hypothetical Returns at Maturity Hypothetical Terms Maturity 7 Years Participation Rate 100% Maximum Payment at Maturity 150% of Principal 1 Minimum Payment at Maturity 100% of Principal 2 Interest None + – – + Payment at Maturity Stated Principal Amount 0% % Change in Underlier Value Maximum P ayment Market - Linked Note Underlier Hypothetical Payoff Profile Underlier Price Payment at Maturity Market - Linked Note Return Return +80% Maximum payment at maturity is reached, note underperforms direct investment in the underlier +50% +30% 100% upside participation in underlier performance +30% - 30% Note is redeemed for stated principal amount 0% *Excluding dividends. This example is for hypothetical purposes only and does not cover the complete range of possible payouts at maturity. All payments are subject to the credit risk of the issuer (and the guarantor, if applicable) The example above is based on the hypothetical terms above in order to illustrate how Market - Linked Notes might work. It does not reflect any actual terms or all of the terms that will be speciJed in the offering documents for an offering, and it does not cover all possible scenarios. See “Selected Risk Considerations” below.. 1 Applicable only if the Jnal value of the underlier is greater than the initial value of the underlier 2 All payments are subject to the credit risk of the issuer (and the guarantor, if applicable). Free Writing Prospectus Registration Statement Nos. 333 - 221595; 333 - 221595 - 01 Dated September 15, 2020 Filed pursuant to Rule 433

About Market - Linked Notes At maturity, if the underlier increases in value, investors will receive their principal plus a supplemental redemption amount, subject to the maximum payment. If the underlier declines or does not appreciate in value, investors will receive their initial investment. Investing in Market - Linked Notes is not equivalent to investing in the underlier. It is possible that an investment in Market - Linked Notes will underperform a direct investment in the underlier. Investor Profile Market - Linked Notes may be appropriate for investors who are concerned about principal risk but seek a return based on the underlier and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any, based on the percentage increase in the value of the underlier. All payments are subject to the credit risk of the issuer (and the guarantor, if applicable). The estimated value of the notes will be set forth in the offering documents. • The amount payable on the Market - Linked Notes is not linked to the value of the underlier at any time other than the determination date(s). • Investing in the Market - Linked Notes is not equivalent to investing in the underlier. • Adjustments to the underlier could adversely affect the value of the Market - Linked Notes. • The Market - Linked Notes will not be listed on any securities exchange and secondary trading may be limited. • The calculation agent, which may be an affiliate of the issuer, will make determinations with respect to the Market - Linked Notes. •The estimated value of the securities is determined by reference to pricing and valuation models of the issuer or an affiliate of the issuer, which may differ from those of other dealers and is not a maximum or minimum secondary market price. An investment in Structured Investments may not be suitable for all investors. These investments involve substantial risks. The appropriateness of a particular investment or strategy will depend on an investor’s individual circumstances and objectives. This material does not provide individually tailored investment advice nor does it offer tax, regulatory, accounting or legal advice. Hypothetical performance results have inherent limitations. There are frequently sharp differences between hypothetical and actual performance results subsequently achieved by any particular trading strategy. Hypothetical performance results do not represent actual trading and are generally designed with the benefit of hindsight. They cannot account for all factors associated with risk, including the impact of financial risk in actual trading or the ability to withstand losses or to adhere to a particular trading strategy in the face of trading losses. There are numerous other factors related to the markets in general or to the implementation of any specific trading strategy that cannot be fully accounted for in the preparation of hypothetical performance results and all of which can adversely affect actual trading results. Any estimates and projections (including in tabular form) given in this communication are intended to be forward - looking statements. Although Morgan Stanley believes that the expectations in such forward - looking statement are reasonable, it can give no assurance that any forward - looking statements will prove to be correct. Such estimates are subject to actual known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. These forward - looking statements speak only as of the date of this communication. Morgan Stanley expressly disclaims any obligation or undertaking to update or revise any forward - looking statement contained herein to reflect any change in its expectations or any change in circumstances upon which such statement is based. Prior to entering into any proposed transaction, recipients should determine, in consultation with their own investment, legal, tax, regulatory and accounting advisors, the economic risks and merits, as well as the legal, tax, regulatory and accounting characteristics and consequences, of the transaction. Each relevant issuer has separately filed a registration statement (including a prospectus), and will file a pricing supplement, with the SEC for any offering to which this communication relates. Before you invest in any offering, you should read the prospectus in that registration statement, the applicable pricing supplement and other documents such issuer has filed with the SEC for more complete information about that issuer and that offering. You may get these documents free of charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in any offering will arrange to send you the prospectus if you request it by calling toll - free 1 - 800 - 584 - 6837. © 2020 Morgan Stanley 9/2020 Selected Risk Considerations: The following is a non - exhaustive list of selected risk considerations for investors in Market - Linked Notes. For further discussion of these and other risks, you should read the section/s entitled “Risk Factors” in the offering documents for the offering. We also urge you to consult your investment, legal, tax, accounting and other advisors in connection with your investment in Market - Linked Notes. • Market - Linked Notes do not pay interest and will either not provide a minimum payment at maturity or only provide a minimum payment at maturity of a portion of your principal. • The market price of the Market - Linked Notes will be influenced by many unpredictable factors. • Market - Linked Notes are subject to the credit risk of the issuer (and the guarantor, if applicable), and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Market - Linked Notes. Important Information and Qualifications: The information provided herein was prepared by sales, trading, or other non - research personnel of one of the following: Morgan Stanley & Co. LLC, Morgan Stanley & Co. International PLC, Morgan Stanley MUFG Securities Co., Ltd, Morgan Stanley Capital Group Inc. and/or Morgan Stanley Asia Limited (together with their affiliates, hereinafter “Morgan Stanley”), but is not a product of the Morgan Stanley Research Department. This communication is a marketing communication and is not a research report, though it may refer to a Morgan Stanley Research report or the views of a Morgan Stanley research analyst. We are not commenting on the fundamentals of any companies mentioned. Unless indicated, all views expressed herein are the views of the author and may differ from or conflict with those of the Morgan Stanley Research or others in the Firm.